Exhibit 3.2

Control No.: 12085119

STATE OF GEORGIA

Secretary of State
Corporations Division
313 West Tower
#2 Martin Luther King, Jr. Dr.
Atlanta, Georgia 30334-1530

CERTIFICATE OF CONVERSION

I, **Brian P. Kemp**, The Secretary of State and the Corporation Commissioner of the State of Georgia, hereby certify under the seal of my office that a CERTIFICATE OF CONVERSION has been filed on December 12, 2013 converting

ADCARE HEALTH SYSTEMS, INC.
a **Foreign For-Profit Corporation**

to

ADCARE HEALTH SYSTEMS, INC.
a **Domestic For-Profit Corporation**

The required fees as provided by Title 14 of the Official Code of Georgia Annotated have been paid. Conversion of the above-named entity is effective upon issuance of this certificate.

WITNESS my hand and official seal in the City of Atlanta and the State of Georgia on December 12, 2013

STATE OF GEORGIA CONSTITUTION WISDOM JUSTICE MODERATION 1776

Brian P. Kemp
Secretary of State

Tracking# : 44fa0v6u

CERTIFICATE OF CONVERSION
OF
ADCARE HEALTH SYSTEMS, INC.
TO BECOME A GEORGIA CORPORATION

Pursuant to O.C.G.A. §14-2-1109.2, AdCarc Health Systems, Inc., an Ohio corporation (the "Corporation"), files this Certfficate of Conversion to convert from a foreign corporation to a Georgia corporation (the "Conversion"),

I.

The name and jurisdiction of organization of the entity making the election is as follows:

Name: AdCare Health Systems, Inc.
Jurisdiction of Organization: State of Ohio

II.

The Corporation hereby elects to become a corporation of Georgia.

III.

The effective date and time of the Conversion shall be the date and time this Certificate of Conversion is filed.

IV.

The election has been approved in compliance with O.C.G.A. §14-2-1109.2(a).

V.

Filed with this Certificate of Conversion are Articles of Incorporation that are in the form required by O.C.G.A. § 14-2-202, setting forth a name for the Corporation that satisfies the requirements of O.C.G.A. § 14-2-401, and stating that such Articles of Incorporation shall be the Articles of Incorporation of the Corporation formed pursuant to the election unless and until modified in accordance with the O.C.G.A.

VI.

Upon the effective date and time of the Conversion, by virtue of and without any further action on the part of AdCare Health Systems, Inc., an Ohio corporation, or its shareholders, each outstanding share of the common stock and preferred stock of AdCare Health Systems, Inc., an Ohio corporation, will continue to be an outstanding share of common stock and preferred stock, respectively, of AdCare Health Systems, Inc., a Georgia corporation, after the Conversion.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Conversion this 12th day of December, 2013.

ADCARE HEALTH SYSTEMS, INC.

By: [signature]
Name: Boyd P. Gentry
Its: Chief Executive Officer

CORPORATIONS DIVISION
SECRETARY OF STATE
2013 DEC 12 AM 10:45

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